Draft of February 13, 1997


                       PETROLEUM HEAT AND POWER CO., INC.


                SIXTH AMENDMENT AND RESTATEMENT OF NOTE AGREEMENT


                          Dated as of February 1, 1997


          Re: $6,250,000 Original Principal Amount 14.10% Subordinated
                                      Notes
                              Due January 15, 2001
                                       and
            $6,250,000 Original Principal Amount 14.10% Senior Notes
                              Due January 15, 2001


                    AMENDING AND RESTATING THE NOTE AGREEMENT
              dated as of January 15, 1991, as heretofore amended

                              TABLE OF CONTENTS
                        (NOT A PART OF THE AGREEMENT)

SECTION                            HEADING                            PAGE

ARTICLE I      AMENDMENT AND RESTATEMENT OF THE EXISTING NOTE
                 AGREEMENT .........................................    2
SECTION 2.     REPRESENTATIONS .....................................    2
SECTION 3.     CLOSING CONDITIONS ..................................    6
Section 3.1.     Closing Certificates ..............................    6
Section 3.2.     Legal Opinions ....................................    6
Section 3.3.     Satisfactory Proceedings ..........................    6
Section 3.4.     Fees of Special Counsel ...........................    6
Section 3.5.     Consummation of Proposed Transactions .............    6
Section 3.6.     Payment of Fee ....................................    6
SECTION 4.     COMPANY COVENANTS ...................................    7
Section 4.1.     Corporate Existence, etc. .........................    7
Section 4.2.     Insurance .........................................    7
Section 4.3.     Taxes, Claims for Labor and Materials,
                   Compliance with Laws ............................    7
Section 4.4.     Maintenance, etc. .................................    8
Section 4.5.     Nature of Business ................................    8
Section 4.6.     Limitations on Funded Debt ........................    8
Section 4.7.     Subsidiary Stock ..................................    8
Section 4.8.     Restricted Investments, Dividends,
                   Stock Purchases .................................    9
Section 4.9.     Mergers, Consolidations and Sales of
                   Assets ..........................................    9
Section 4.10.    Guaranties ........................................   10
Section 4.11.    Repurchase of Notes ...............................   10
Section 4.12.    Transactions with Affiliates ......................   10
Section 4.13.    Termination of Pension Plans ......................   11
Section 4.14.    Reports and Rights of Inspection ..................   11
Section 4.15.    Restrictions on Futures Trading ...................   13
Section 4.16.    Limitation on Fuel Oil Tank Ownership .............   13
SECTION 5.     PREPAYMENT OF NOTES .................................   13
Section 5.1.     Required Prepayments ..............................   13
Section 5.2(A)   Mandatory Prepayment on Change of
                   Ownership .......................................   14
Section 5.2(B)   Prepayment upon Failure of Holders to
                   Grant Certain Consents ..........................   16
Section 5.3.     Optional Prepayments ..............................   17
Section 5.4.     Notice of Prepayments .............................   18
Section 5.5.     Allocation of Prepayments .........................   18
SECTION 6.     SUBORDINATION OF SERIES A NOTES .....................   18
Section 6.1.     Subordination to Senior Indebtedness ..............   18
Section 6.2.     Proofs of Claim ...................................   20
Section 6.3.     No Waiver .........................................   20
Section 6.4.     Rights of Holders of Senior Indebtedness ..........   20
Section 6.5.     Rights of Holders of Series A Notes ...............   20
SECTION 7.     EVENTS OF DEFAULT AND REMEDIES THEREFOR .............   20

Section 7.1.     Events of Default .................................   20
Section 7.2.     Notice to Holders .................................   22
Section 7.3.     Acceleration of Maturities ........................   22
Section 7.4.     Rescission of Acceleration ........................   22
SECTION 8.     AMENDMENTS, WAIVERS AND CONSENTS ....................   23
Section 8.1.     Consent Required ..................................   23
Section 8.2.     Effect of Amendment or Waiver .....................   23
SECTION 9.     INTERPRETATION OF AGREEMENT .........................   24
Section 9.1.     Definitions .......................................   24
Section 9.2.     Accounting Principles .............................   32
Section 9.3.     Directly or Indirectly ............................   33
SECTION 10.    MISCELLANEOUS .......................................   33
Section 10.1.    Direct Payment ....................................   33
Section 10.2.    Registration and Transfers of the Notes ...........   33
Section 10.3.    Exchange of Notes .................................   34
Section 10.4.    Loss, Theft, etc. of Notes ........................   34
Section 10.5.    Repurchase of Notes ...............................   34
Section 10.6.    Expenses, Stamp Tax Indemnity .....................   35
Section 10.7.    Notices ...........................................   35
Section 10.8.    Agreement to Amend Public Indentures ..............   35
Section 10.9.    Successors and Assigns ............................   35
Section 10.10.   Survival of Covenants and Representations .........   35
Section 10.11.   Severability ......................................   35
Section 10.12.   Governing Law .....................................   36
Section 10.13.   Captions ..........................................   36
Section 10.14.   Reproduction of Documents .........................   36
ARTICLE II     AMENDMENTS TO SCHEDULE AND EXHIBITS TO EXISTING
                 NOTE AGREEMENT ....................................   36
ARTICLE III    MISCELLANEOUS .......................................   36
Section 3.1.     Ratification of Existing Note Agreement ...........   36
Section 3.2.     Counterparts ......................................   37
Section 3.3.     Fees and Expenses .................................   37
Section 3.4.     References to Original Note Agreement .............   37
Section 3.5.     Governing Law .....................................   37

ATTACHMENTS TO AMENDMENT AND RESTATEMENT:
Schedule I  --   Name and Address of Noteholder and Amount of
                 Original and Current Principal of the Notes
Schedule II --   Names of Beneficial Owners of Class C Common
                 Stock
Exhibit A-1 --   Form of Subordinated Note
Exhibit A-2 --   Form of Senior Note
Exhibit B   --   Description of Chapman and Cutler's Closing
                 Opinion
Exhibit C   --   Description of Phillips Nizer Benjamin Krim &
                 Ballon LLP Closing Opinion
Exhibit D   --   Subsidiaries of the Company
Exhibit E   --   Current Debt, Funded Debt, Capitalized Leases and

                 Long-Term Leases of the Company and its Subsidiaries
Exhibit F   --   Form of Company Closing Certificate

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


                       PETROLEUM HEAT AND POWER CO., INC.
                                Davenport Street
                           Stamford, Connecticut 06904
                SIXTH AMENDMENT AND RESTATEMENT OF NOTE AGREEMENT

          Re: $6,250,000 Original Principal Amount 14.10% Subordinated
                                     Notes
                                      and
            $6,250,000 Original Principal Amount 14.10% Senior Notes
                    Amending and Restating the Note Agreement
               dated as of February 1, 1997, as heretofore amended

                                                    Dated as of February 1, 1997
Connecticut General Life
Insurance Company
c/o CIGNA Investments, Inc.
Hartford, Connecticut
Ladies and Gentlemen:

     Reference is hereby made to that certain Note Agreement dated as of January 15, 1991 (the "Original Note Agreement") between Petroleum Heat and Power Co., Inc., a Minnesota corporation (the "Company") and you (the "Noteholder") (the Original Note Agreement, as heretofore amended by the First Amendment dated as of May 31, 1991, the Second Amendment dated as of December 25, 1991, the Third Amendment dated as of January 24, 1994, the Fourth Amendment dated as of November 28, 1995 and the Fifth Amendment dated as of January 31, 1997, is herein referred to as the "Existing Note Agreement"), pursuant to which the Company issued its $6,250,000 original aggregate principal amount 14.10% Subordinated Notes, Series A, due January 15, 2001 (the "Series A Notes") and its $6,250,000 original aggregate principal amount 14.10% Senior Notes, Series B, due January 15, 2001 (the "Series B Notes" and, collectively with the Series A Notes, the "Notes"). The Series A Notes are substantially in the form attached hereto as Exhibit A-1. The Series B Notes are substantially in the form attached hereto as Exhibit A-2.

     The Company now proposes to (i) issue $60,000,000 aggregate principal amount of its Senior Notes due October 1, 2002 (the "2002 Notes") pursuant to the separate Note Agreements each dated as of February 1, 1997 between the Company and each of the respective Purchasers named therein, in exchange for the $30,000,000 aggregate principal amount of the Company's Senior Notes due October 1, 1998 and the $30,000,000 aggregate principal amount of the Company's Subordinated Notes due October 1, 1998, (ii) issue $30,000,000 aggregate liquidation preference of its Exchangeable Preferred Stock (the "1997 Preferred Stock")

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


pursuant to Rule 144A under the Securities Act of 1933, as amended, and (iii) amend and restate the separate Purchase Agreements dated as of August 1, 1989 pursuant to which its 1989 Exchangeable Preferred Stock (the "1989 Preferred Stock") was issued (the transactions described in the foregoing clauses (i) through (iii) are herein referred to as the "Proposed Transactions").

     In order to permit the Proposed Transactions, the Company now desires and the Company and you hereby agree, subject to satisfaction of the conditions precedent set forth in ss.3 hereoF (the "Closing Conditions"), to amend and restate the Existing Note Agreement as of February 18, 1997 or, in the event that the Closing Conditions have not been satisfied as of February 18, 1997, such later date on or prior to February 28, 1997 as of which all the Closing Conditions have been satisfied (such date or such later date being the "Effective Date") in the respects, but only in the respects, hereinafter set forth in this Sixth Amendment and Restatement of Note Agreement (this "Amendment and Restatement"):

                                    ARTICLE I

                          AMENDMENT AND RESTATEMENT
                        OF THE EXISTING NOTE AGREEMENT

Sections 2 through 10 of the Existing Note Agreement shall be and are hereby amended and restated in their entirety to read as follows:

SECTION 2.  REPRESENTATIONS.

     The Company represents and warrants to you as of the date hereof that:

          (a) Subsidiaries. Exhibit D attached hereto states the name of each of the Company's Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or its Subsidiaries. The Company and each Subsidiary has title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any lien except as disclosed in the notes to the financial statements referred to in paragraph (d) hereof or in Exhibit E attached hereto. All such shares have been duly issued and are fully paid and non-assessable.

          (b) Corporate Organization and Authority. The Company and each Subsidiary

               (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; and

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


               (ii) has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted.

          (c) Business and Property. You have heretofore been furnished with a copy of the Company's Preliminary Offering Memorandum dated January 29, 1997 prepared by Donaldson, Lufkin & Jenrette Securities Corporation regarding the issuance and sale of the 1997 Preferred Stock (the "Memorandum") which generally sets forth the business conducted and proposed to be conducted by the Company and its Subsidiaries and the principal properties of the Company and its Subsidiaries.

          (d) Financial Statements. The balance sheets of the Company as of December 31 in each of the years 1991 through 1995, and the statements of income and stockholders' equity and changes in financial position or the statements of operations and cash flow, as the case may be, for the fiscal years ended on said dates accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by KPMG Peat Marwick LLP, certified public accountants, and the unaudited balance sheet of the Company as of September 30, 1996 and the unaudited statements of operations and cash flow for the nine-month period ended on such date, copies of which have been delivered to you, have been prepared in accordance with generally accepted accounting principles consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of their operations and changes in their financial position or consolidated statements of their cash flow for such periods.

          (e) Indebtedness. Exhibit E attached hereto correctly describes all Working Capital Borrowings, Funded Debt, Capitalized Leases and Long-Term Leases of the Company and its Subsidiaries outstanding as of January 31, 1997.

          (f) Full Disclosure. Neither the financial statements referred to in paragraph (d) nor this Amendment and Restatement, the Memorandum or any other written statement furnished by the Company to you in connection with the negotiation of this Amendment and Restatement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


     now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company, or the ability of the Company to perform this Amendment and Restatement.

          (g) Pending Litigation. There are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, or the ability of the Company to perform this Amendment and Restatement. Neither the Company nor any Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

          (h) Title to Properties. The Company and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all the real property and has title to all the other property it purports to own, including that reflected in the balance sheet as of September 30, 1996 referred to in paragraph (d) except as sold or otherwise disposed of in the ordinary course of business and except for liens which do not violate the provisions of this Amendment and Restatement.

          (i) Patents and Trademarks. The Company and each Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any known material conflict with the rights of others.

          (j) Sale is Legal and Authorized. (i) The compliance by the Company with all of the provisions of this Amendment and Restatement and the Notes--

               (y) are within the corporate powers of the Company and have been duly authorized by proper corporate action on the part of the Company; and

               (z) do not violate any provisions of any law or any order of any court or governmental authority or agency and do not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Restated Articles or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any liens or encumbrances on any property of the Company.

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


          (ii) The Notes are legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency and other laws and legal and equitable principles affecting or limiting the enforcement of creditors' rights generally.

          (k) No Defaults. No Default or Event of Default has occurred and is continuing, and no event has occurred and is continuing and no condition exists which would constitute a Default or an Event of Default were any Notes outstanding on the date hereof (other than a Default or Event of Default arising from the issuance of such Notes and the incurrence of the Indebtedness evidenced thereby). Neither the Company nor any Subsidiary is in default in the payment of principal or interest on any Indebtedness for borrowed money nor in default under any instrument or instruments or agreements under and subject to which any Indebtedness for borrowed money has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

          (l) Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of this Amendment and Restatement or the compliance by the Company with any of the provisions of this Amendment and Restatement or the Notes.

          (m) Taxes. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. The Company does not know of any proposed additional tax assessment against it or any Subsidiary for which adequate provision has not been made on its accounts. The Federal income tax liability of the Company and its Subsidiaries has been finally determined by the Internal Revenue Service and satisfied for all taxable years up to and including the taxable year ended December 31, 1991 and no controversy in respect of a material amount of additional income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Subsidiary is adequate for all open years, and for its current fiscal period.

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


          (n) Use of Proceeds. None of the transactions contemplated in this Amendment and Restatement will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

          (o) Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security to, or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

          (p) Employee Retirement Income Security Act of 1974. The consummation of the transactions provided for in this Amendment and Restatement and compliance by the Company with the provisions hereof and the Notes issued hereunder will not involve any prohibited transaction within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA") or Section 4975 of the Internal Revenue Code of 1954, as amended. No "employee pension benefit plans", as defined in ERISA ("Plans"), maintained by the Company or any Person which is under common control with the Company within the meaning of Section 4001(b) of ERISA, nor any trusts created thereunder, have incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA nor did the present value of all benefits vested under all Plans exceed, as of January 1, 1996, the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits by more than $7,200,000.

          (q) Investment Company Act. Neither the Company nor any Subsidiary is, or is directly or indirectly controlled by or acting on behalf of any Person which is, an "investment Company" within the meaning of the Investment Company Act of 1940, as amended.

          (r) Absence of Holding Company Status. The Company is not a "holding Company" or a subsidiary or affiliate of a "holding Company," or a subsidiary Company of a "holding Company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (s) Dividends. The Company is not in arrears in the payment of any dividends on any outstanding shares of its capital stock.

SECTION 3. CLOSING CONDITIONS.

     The effectiveness of this Amendment and Restatement shall be subject to the performance by the Company of its

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


agreements hereunder which by the terms hereof are to be performed at or prior to the Effective Date and to the following further conditions precedent and the Company will use its best efforts to fulfill all of such conditions:

     Section 3.1. Closing Certificates. On the Effective Date, all representations and warranties of the Company set forth in ss.2 hereof shall be true and correct with respect to the Effective Date and you shall have received a certificate, the truth and accuracy of which shall be a condition to the effectiveness of this Amendment and Restatement, dated the Effective Date, signed by a Chief Executive Officer or any Vice President of the Company and substantially in the form attached hereto as Exhibit F.

     Section 3.2. Legal Opinions. On the Effective Date you shall have received from Chapman and Cutler, who are acting as your special counsel in this transaction and from Phillips Nizer Benjamin Krim & Ballon LLP, counsel for the Company, their respective opinions, dated the Effective Date, in form and substance satisfactory to you and covering the matters set forth in Exhibits B and C, respectively, hereto.

     Section 3.3. Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Amendment and Restatement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

     Section 3.4. Fees of Special Counsel. The Company shall have paid the fees and disbursements of special counsel for the Noteholder for which the Company shall have received statements on or prior to the Effective Date.

     Section 3.5. Consummation of Proposed Transactions. On or prior to the Effective Date, the Company shall have consummated the Proposed Transactions.

     Section 3.6. Payment of Fee. On or prior to the Effective Date, you shall have received payment of a fee in the amount of $41,500, which fee shall be paid by bank wire transfer pursuant to the wiring instructions set forth in Schedule I.

SECTION 4. COMPANY COVENANTS.

     From and after the Effective Date and continuing so long as any Notes remain outstanding:

     Section 4.1. Corporate Existence, etc. The Company will preserve and keep in force and effect, and will cause each Subsidiary to preserve and keep in force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, the absence of which would materially and adversely affect the properties, business,

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


prospects or the condition of the Company and its Subsidiaries, provided that the foregoing shall not prevent any transaction permitted by ss.4.9.

     Section 4.2. Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers rated by A.M. Best & Company A-X or better, in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties; provided, however, that if insurance coverage by an insurer with such rating is not available for any such risk, then the Company shall maintain insurance coverage, for such risk, by an insurer with the highest rating for insurers which provide insurance coverage for such risk.

     Section 4.3. Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of the Company or such Subsidiary; provided the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (ii) the Company or such Subsidiary shall set aside on its books adequate reserves with respect thereto, if required by generally accepted accounting principles. The Company will promptly comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject, including without limitation, the Occupational Safety and Health Act of 1970, the Employee Retirement Income Security Act of 1974 and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which would materially and adversely affect the properties, business, prospects, profits or condition of the Company and its Subsidiaries or would result in any lien or charge upon any property of the Company or any Subsidiary; provided the Company or such Subsidiary shall not be required to

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (ii) the Company or such Subsidiary shall set aside on its books adequate reserves with respect thereto, if required by generally accepted accounting principles.

     Section 4.4. Maintenance, etc. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in repair and working order as is customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

     Section 4.5. Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, giving effect thereto, less than 80% of the Consolidated Operating Cash Flow of the Company for the 12 months ended with its most recently ended fiscal quarter would be attributable to the distribution of the home heating oil (#2 fuel oil), propane and related products (including the distribution of other petroleum products which were distributed by the Company during its fiscal year ending December 31, 1996), all as determined in accordance with generally accepted accounting principles.

     Section 4.6. Limitations on Funded Debt. Neither the Company nor any of its Subsidiaries will incur, create, assume, guarantee or otherwise become liable for any additional Funded Debt unless, after giving effect thereto, the Company's Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1.

     The foregoing restriction on additional Funded Debt shall not be applicable to (i) Funded Debt incurred to refund, extend or renew up to an equal amount of outstanding Funded Debt; provided, that, if any Funded Debt is incurred for the purpose of refunding, extending or renewing any Indebtedness which is subordinate to the Series B Notes, such Funded Debt must be subordinated to the Series B Notes, to the extent such Indebtedness is so subordinated, and provided, further, that, if any Funded Debt is incurred for the purpose of refunding, extending or renewing any Indebtedness which is of equal rank with the Series B Notes, such Funded Debt may not be Senior Indebtedness, and (ii) additional Funded Debt in an aggregate amount not to exceed $25 million at any one time outstanding;

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


provided, however, that Funded Debt incurred pursuant to this subsection (ii) shall be deemed not to be outstanding for purposes of this subsection (ii) if at any later determination date, the Company's Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1.

     Section 4.7. Subsidiary Stock. The Company shall not directly or indirectly create, assume or suffer to exist any lien, charge or encumbrance on any capital stock of any of its Subsidiaries. The Company shall not permit any Subsidiary to issue or at any time to have outstanding any shares of capital stock ("Preference Stock") having any preference or priority over the common stock of such Subsidiary as to dividends, liquidation or voting rights, other than (i) Preference Stock held by the Company or a wholly-owned Subsidiary, and (ii) Preference Stock of a corporation which was outstanding at the time such corporation became a Subsidiary, provided that such Preference Stock was not issued in connection with, or in contemplation of, such corporation's becoming a Subsidiary.

     Section 4.8. Restricted Investments, Dividends, Stock Purchases. The Company shall not make any Restricted Investment and shall not declare or pay any dividend or make any distribution on its capital stock or to its shareholders or make any loan or advance to its shareholders (other than dividends or distributions payable in its capital stock) or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, any capital stock of the Company (any such Restricted Investment, dividend, distribution, loan, advance, purchase, redemption, or other acquisition or retirement being referred to herein as a "Restricted Payment") (i) if at the time of such Restricted Payment an Event of Default shall have occurred and be continuing, or (ii) if, upon giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments made subsequent to December 31, 1987 shall exceed the sum of (a) 50% of the aggregate Cash Flow of the Company accrued on a cumulative basis for each of the fiscal years subsequent to December 31, 1986, plus (b) the aggregate net proceeds, including the fair market value of property other than cash (as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive), received by the Company from the issue or sale after July 1, 1987, of capital stock of the Company, including capital stock issued upon the conversion of, or exchange for, Indebtedness, plus (c) the aggregate principal amount of loans and advances included in the computation of Restricted Payments which has been repaid, plus (d) the aggregate return of capital on any Restricted Investment up to but not exceeding the original cost thereof included in Restricted

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


Payments; provided, however, that (x) the foregoing shall not prevent the payment of any dividend within 60 days after the date of declaration of such dividend, if at said date such declaration complied with this covenant; (y) in the event that the Company purchases, redeems or otherwise acquires or retires any capital stock of the Company in exchange for promissory notes of the Company then, so long as such promissory notes are junior and subordinate to the Notes, the principal of and interest on such subordinated promissory notes shall not be included for purposes of the foregoing until such time as payments of principal or interest are made thereon; and (z) notwithstanding the limitations of this ss.4.8, the Company may in each fiscal year, so long as no Default or Event of Default in the payment of principal of or interest or premium, if any, on any Indebtedness shall have occurred and be continuing, pay dividends on, and make mandatory or optional redemptions and exchanges of, the 1989 Preferred Stock, it being understood that any such dividends, redemptions and exchanges permitted by this clause (z) shall be taken into account in determining the amount of any other Restricted Payment.

     Notwithstanding the limitations of this covenant, the Company may make such Restricted Investments if, after giving pro forma effect thereto, the Interest and Preferred Dividend Coverage Ratio is not less than 2.2 to 1 for the twelve months ended with the most recently completed fiscal quarter.

     Section 4.9. Mergers, Consolidations and Sales of Assets. The Company shall not consolidate with or merge into any other corporation or transfer all or substantially all of its properties and assets as an entirety to any person, unless:

          (a) either the Company shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company as an entirety are transferred (i) shall be a corporation organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, (ii) shall expressly assume all the obligations of the Company under the Agreement, (iii) shall be a person with a consolidated net worth immediately after such transaction at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction and (iv) would, after giving effect to such transaction, be able to issue at least one dollar ($1.00) of additional Funded Debt under the provisions of ss.4.6;

          (b) immediately after giving effect to such transaction, no Event of Default or no Default shall have occurred and be continuing; and

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


          (c) the Company has delivered to the Noteholders an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this covenant.

     Any sale or other transfer by the Company of a material part of any of its properties or assets not in the ordinary course of business shall be for a price which is not less than the fair market value of the property or assets so sold or transferred, as determined in good faith by the Board of Directors of the Company.

      Notwithstanding the foregoing, any Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any other Wholly-owned Subsidiary or Wholly-owned Subsidiaries.

     Section 4.10. Guaranties. The Company will not and will not permit any Subsidiary to become or be liable in respect of any Guaranty except (i) any Guaranty of the Company of any obligation of any Wholly-owned Subsidiary, (ii) any Guaranty of any Subsidiary of any obligation of any Wholly-owned Subsidiary or of the Company, and (iii) Guaranties of the Company which are limited in amount to a stated maximum dollar exposure and included in Indebtedness permitted by this Amendment and Restatement.

     Section 4.11. Repurchase of Notes. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless the offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases any Notes, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor.

     Section 4.12. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into or be a party to, any transaction or arrangement with any Affiliate (including without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate, not detrimental to the interest of the Company or such Subsidiary.

     Section 4.13. Termination of Pension Plans. The Company will not and will not permit any Subsidiary to permit any employee benefit plan maintained by it to be terminated in a manner which could result in the imposition of a lien on any property of the Company or any Subsidiary pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974, as amended, if

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


the enforcement of all such liens then in effect would have a material and adverse effect on the properties, business, prospects or the condition of the Company and its Subsidiaries.

     Section 4.14. Reports and Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in accordance with generally accepted accounting principles consistently maintained (except for changes disclosed in the financial statements furnished to you pursuant to this ss.4.14 and concurred in by the independent public accountants referred to in ss.4.14(b) hereof), and will furnish to you so long as you are the holder of any Note and to each other institutional holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

          (a) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, duplicate copies of:

               (1) the consolidated balance sheet of the Company and its Subsidiaries as of the close of such quarter setting forth in comparative form the amount for the end of the preceding fiscal year, and

               (2) a consolidated statement of operations and cash flows of the Company and its Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such quarter, setting forth in comparative form the amount for the corresponding periods of the preceding fiscal year, all in reasonable detail and certified as complete and correct, by the chief financial officer of the Company;

          (b) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, duplicate copies of:

               (1) the consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal year, and

               (2) a consolidated statement of operations and cash flows of the Company and its Subsidiaries for such fiscal year,

     in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      national standing selected by the Company to the effect that the consolidated financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur) and present fairly the financial condition of the Company and its Subsidiaries and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

            (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Subsidiary;

            (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

            (e) Requested Information. With reasonable promptness, such other data and information (including information as to the ownership of the capital stock of the Company) as you or any such institutional holder may reasonably request;

            (f) Officers' Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of the chief financial officer of the Company stating that he has reviewed the provisions of this Amendment and Restatement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of ss.4.5 through ss.4.13, inclusive, ss.4.15 and ss.4.16 at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of his knowledge after reasonable inquiry, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto; and

            (g) Accountants' Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Amendment and Restatement and stating further, whether in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Amendment and Restatement, and if any such condition or event then exists, specifying the nature and period of existence thereof.

            Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each institutional holder of the then outstanding Notes (or such Persons as either you or such holder may designate) to visit and inspect, any of the properties of the Company or any Subsidiary, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, corporate staff and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse you or any such holder for expenses which you or any such holder may incur in connection with any such visitation or inspection.

      Section 4.15. Restrictions on Futures Trading. The Company will not, and will not permit any Subsidiary to, engage in any trading of commodity or oil-related futures contracts if the aggregate short positions of the Company and its Subsidiaries would exceed the current aggregate fair market value of the inventory of such commodity or oil-related product of the Company and its Subsidiaries.

      Section 4.16. Limitation on Fuel Oil Tank Ownership. Before the Company or any Subsidiary acquires any installed underground storage tanks the Company shall, and will cause its Subsidiaries to, undertake appropriate testing of such storage tanks such as testing pursuant to 40 C.F.R. ss.280.43(c) and the Company covenants and agrees that it will, and it will cause each of its Subsidiaries to, comply with and satisfy the federal Hazardous and Solid Waste Amendments of 1984 to the Resource Conservation and Recovery Act of 1976, 42 U.S ss.ss.6991 et seq., and any similar state statute or law, and the rules promulgated

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


thereunder, including those provisions requiring the owner or operator to maintain evidence of financial responsibility. The Company shall, and will cause each of its Subsidiaries to, provide release detection for any underground storage tanks so as to satisfy the requirements of 40 C.F.R. ss.ss.280.40, 280.41, 280.43 and 280.44.

SECTION 5. PREPAYMENT OF NOTES.

      Section 5.1. Required Prepayments. In addition to prepayments of principal heretofore made by the Company on the Notes on January 15, 1996 and January 15, 1997, the Company agrees that on January 15 in each year commencing January 15, 1998 and ending January 15, 2000, both inclusive, it will repay and apply and there shall become due and payable an amount equal to $1,050,000 on the principal indebtedness evidenced by the Series A Notes and $1,050,000 on the principal indebtedness evidenced by the Series B Notes. The entire remaining principal amount of the Notes shall become due and payable on January 15, 2001. No premium shall be payable in connection with any required prepayment made pursuant to this ss.5.1. For purposes of this ss.5.1, any prepayment of less than all of the outstanding Notes pursuant to ss.5.3 shall be deemed to be applied first, to the amount of principal scheduled to remain unpaid on January 15, 2001, and then, to the remaining scheduled principal payments in inverse chronological order.

      Section 5.2(A) Mandatory Prepayment on Change of Ownership. In the event the Company has knowledge of a Change of Ownership, the Company will give written notice (herein called "Company Notice") of such fact to all holders of the Notes then outstanding. Said Company Notice shall be delivered within 30 days after the occurrence of such Change of Ownership; provided, however that if the Company does not then have knowledge of such fact, such Company Notice shall be delivered upon receipt of such knowledge by the Company. The Company Notice shall (i) provide a summary of the nature of the Change of Ownership giving rise to the mandatory prepayment and a summary of the terms of, or a copy of, this ss.5.2(A), and (ii) state the number of shares and percentage of each class of Voting Stock of the Company which shall continue to be beneficially owned and controlled by the Sevin Group and/or the Traber Group (and specifying the number of shares of each such class held by each group), either directly or indirectly, immediately after the occurrence of such Change of Ownership.

            As used herein, the term "Change of Ownership" shall mean

            (a) any issue, sale or other disposition of shares of common stock of the Company which results in the number of shares of the common stock beneficially owned by the Sevin

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      Group being less than 15% of the issued and outstanding shares of common stock (other than the Permitted Common Stock defined below), other than
      (i) the issuance, in connection with an underwritten public offering pursuant to a registration statement filed with the Securities and Exchange Commission (a "public offering"), of additional common stock ranking equally with Class A Common Stock as to payment of dividends and as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company ("Permitted Common Stock") or the issuance of any Permitted Common Stock upon conversion of any convertible preferred stock issued pursuant to a public offering, (ii) a sale or disposition of shares of common stock to one or more members of the Traber Group, and (iii) a disposition of shares of common stock to a testamentary trust, all beneficiaries of which are members of the immediate family of a member of the Sevin Group and all trustees of which are members of the Sevin Group and, under the terms of the trust, have the power to vote such shares on all matters as to which the holders of such shares have the power to vote, so long as, giving effect to any of the events referred to in the foregoing clauses (i), (ii) and (iii), the Sevin Group and the Traber Group together have beneficial ownership (or, in the case of an event referred to in the foregoing clause (iii), voting control) of a sufficient number of shares of the capital stock of the Company to entitle them to elect, and they do elect, at least the smallest number of directors that is necessary to constitute a majority of the Company's Board of Directors;

            (b) any event which results in the number of directors of the Company's Board of Directors who are designated by the Sevin Group constituting less than a majority of the Board; or

            (c) any of the following events: (i) the holders of any of the Public Debentures have the right to require the Company to purchase any such Public Debentures pursuant to Section 4.08 of any of the Public Indentures, (ii) any holder of 2002 Notes exercises its right to declare any such notes to be due and payable pursuant to Section 2.1 of the separate Note Agreements, dated as of February 1, 1997, relating thereto (the "1997 Note Agreements"), (iii) the Company is required to make an offer to each holder of the 1997 Preferred Stock to redeem all or any part of such holder's 1997 Preferred Stock pursuant to paragraph 5(a) of the Certificate of Designation, (iv) the Company is required to make an offer to each holder of the 1989 Preferred Stock to redeem all or any part of such holder's 1989 Preferred

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      Stock pursuant to Article III (1)(c) of the Restated and Amended Articles of Incorporation of the Company, (v) any holder of any Subordinated Indebtedness issued in exchange for the 1989 Preferred Stock exercises its rights to declare such Indebtedness to be due and payable pursuant to
      Section 6.1 of the 1989 Preferred Stock Purchase Agreements or (vi) any holder of 2002 Notes, Public Debentures, 1997 Preferred Stock or 1989 Preferred Stock shall have received any consideration (whether in the form of cash, a change in the rate of interest or dividends relating to such notes, debentures or preferred stock, a change in any other provision of the terms of such notes, debentures or preferred stock, or otherwise) to amend, modify, waive or otherwise give up its right to declare any such notes, debentures or preferred stock to be due and payable upon a "Change of Ownership," as defined in the 1997 Note Agreements, the Restated and Amended Articles of Incorporation of the Company, or the 1989 Preferred Stock Purchase Agreements, or a "Change of Control" as defined in the Public Indentures or the Certificate of Designation, as the case may be; provided, however, that an amendment to or waiver or other modification of
      Article III (1)(c) of the Restated and Amended Articles of Incorporation of the Company, paragraph 5(a) of the Certificate of Designation, Section
      6.1 of the 1989 Preferred Stock Purchase Agreements or Section 2.1 of the 1997 Note Agreements shall not, in the absence of any consideration, constitute a Change of Ownership.

            Upon the receipt of such Company Notice or, if no Company Notice is given, upon the occurrence of a Change of Ownership, the holder or holders of any Notes shall have the privilege, upon written notice to the Company declaring all Notes held by such holder or holders serving such notice to become due and payable, to have such Notes become due and payable, and thereupon such Notes shall become due and payable on such date as the Company shall specify (which date shall be not later than 90 days after such declaration), and the Company covenants and agrees to prepay in full all Notes held by such holder or holders serving such notice; provided, however, that in the event Company Notice has in fact been given as hereinabove contemplated, such declaration shall be made within 30 days after receipt of such Company Notice.

      All prepayments on the Notes pursuant to this ss.5.2(A) shall be made by the payment of the aggregate principal amount remaining unpaid on such Notes together with accrued interest thereon to the date of such prepayment, plus a premium equal to 1% of such prepaid principal.

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      Notwithstanding the provisions of ss.5.5, the Company may prepay all Notes held by any holder or holders who serve such notice on the Company without applying said prepayments ratably among all outstanding Notes.

      Section 5.2(B) Prepayment upon Failure of Holders to Grant Certain Consents. (a) In the event the Company shall request the holders of the Notes to consent, pursuant to ss.8.1 hereof, to engage in any business or to make a Restricted Investment not otherwise permitted pursuant to the provisions of ss.4.5 or ss.4.8 hereof (a "Prohibited Transaction") and the Company shall have failed to obtain the consent of the holder or holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding within 30 days from the date of such request, then the Company may, on a date which is not less than 60 days nor more than 120 days from the date of such request, prepay all (but not less than all) of the Notes held by each holder which has failed or refused to give such consent within such 30-day period, other than any Notes held by any non-consenting holder which has, within 10 days after receipt of notice of prepayment (given as hereinafter provided), notified the Company in writing that such holder (i) consents to such Prohibited Transaction and (ii) elects not to have Notes owned by such holder so prepaid; such prepayment to be made on the date set forth in a notice from the Company to each of the holders of the Notes, which notice shall be given within 15 days after the expiration of such 30-day period and upon the conditions set forth in paragraphs (c) and (d) of this ss.5.2(B). The foregoing right of prepayment is conditioned on such Prohibited Transaction contemplated under this ss.5.2(B) being consummated within 120 days from the date of request for consent. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice (other than Notes as to which an election not to be prepaid has been made) and accrued interest thereon shall become due and payable on the prepayment date.

      (b) The Company shall not engage in such a Prohibited Transaction until
(i) a period of 60 days shall have elapsed after the date of the Company's notice to the holders of the Notes requesting their consent thereto pursuant to paragraph (a) of this Section, and (ii) the Notes of the non-consenting holders shall have been prepaid, together with accrued interest thereon, in accordance with this Section; provided, however, that the Company may engage in such Prohibited Transaction as to which the Company shall have requested the consent of the holders of the Notes for a consent pursuant to paragraph (a) of this
Section if the Company shall have irrevocably deposited in trust for the benefit of the holders of the Notes an amount equal to the sum of the unpaid principal amount of the Notes held by holders who have

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


not consented under paragraph (a) of this ss.5.2(B) plus 60 days' interest thereon. Any amount of such deposit remaining after the prepayment of the Notes in accordance with this Section shall be released to or for the benefit of the Company.

      (c) Any prepayment of Notes pursuant to paragraph (a) of this ss.5.2(B) shall be made:

            (i) (x) if the Prohibited Transaction shall have occurred prior to the expiration of 60 days after the Company's request pursuant to paragraph (a) of this Section, then upon the expiration of such 60-day period, or (y) if the Prohibited Transaction shall not have occurred prior to the expiration of 60 days after the Company's request pursuant to paragraph (a) of this Section, then concurrently with the consummation of the Prohibited Transaction concerned, and

            (ii) by the payment of the principal amount remaining unpaid on the Notes then being prepaid, plus all accrued interest thereon to the date of such prepayment, but without premium.

      (d) Any request of the Company for a waiver of compliance with or modification of the provisions of said ss.4.5 or ss.4.8 hereof referred to in paragraph (a) of this ss.5.2(B) shall be accompanied by a reasonably detailed description of the terms and purpose of such proposed Prohibited Transaction and shall, in any event, contain or be accompanied by sufficient information to permit each of the holders of the Notes to make an informed decision as to the effect of such proposed Prohibited Transaction upon the business, prospects and financial condition of the Company and its Subsidiaries.

      Section 5.3. Optional Prepayments. In addition to the prepayments required by ss.5.1 and permitted by ss.5.2 and upon compliance with ss.5.4, the Company shall have the privilege, at any time and from time to time from and after (but not before) January 15, 1993 of prepaying the outstanding Notes, either in whole or in part (but if in part then in units of $100,000 or an integral multiple of $10,000 in excess thereof) by payment of the principal amount of each Note, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the remainder of (x) the present value, discounted on a quarterly compounded basis utilizing an interest factor equal to the Reinvestment Yield of such Note, of the principal payments of such Note allocable to such prepayment and the scheduled interest payments on such Note allocable to such prepayment (in the case of any prepayment to be made on other than a regular interest payment date, after deducting from the next succeeding regular interest payment the amount of interest accrued to the prepayment date and required by this ss.5.3

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


to be paid in conjunction with the prepayment) from the respective dates on which, but for the prepayment under this ss.5.3, such principal payments and interest payments would have been payable, minus (y) the principal amount of such Note to be prepaid under this ss.5.3.

            For purposes of this ss.5.3, "Reinvestment Yield" of each Note shall mean the lesser of (A) the interest rate borne by such Note and (B) the sum of 0.50% plus the arithmetic mean of the two most recent weekly average yields to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities equal to the remaining Weighted Average Life to Maturity as of the date of the proposed prepayment of the Notes), as published by the Federal Reserve Board in its Statistical Release H.15(519) for the two calendar weeks ending on a Saturday which is not more than 15 days prior to the date of the proposed prepayment or, if such average is not published for such period, of such reasonably comparable index as may be designated by the holder or holders of a least 66-2/3% of the unpaid principal amount of the Notes to be prepaid for such period. If no possible maturity exactly corresponds to such rounded Weighted Average Life to Maturity, yields for the two most closely corresponding published maturities shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Yield shall be interpolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

      The "Weighted Average Life to Maturity" of any Indebtedness means as at the time of the determination thereof the number of years obtained by dividing the then Remaining Dollar-years of such Indebtedness by the then outstanding principal amount of such Indebtedness. The term "Remaining Dollar-years" of any Indebtedness means the amount obtained by (1) multiplying the amount of the repayment at final maturity, by the number of years (calculated at the nearest one-twelfth) which will elapse between the date of determination of the Weighted Average Life to Maturity of such Indebtedness and the date of that repayment at final maturity.

      Section 5.4. Notice of Prepayments. The Company will give notice of any prepayment of the Notes pursuant to ss.5.3 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount of the holder's Notes to be prepaid on such date, and (iii) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts which are conditions precedent to any such prepayment. The Company will also give written notice to each holder by telex or other same-day written communication five days prior to the

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


date fixed for prepayment of the premium, if any, applicable to such prepayment and the details of the calculations used to determine the amount of any such premium. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the premium, if any, and accrued interest thereon shall become due and payable on the prepayment date.

      Section 5.5. Allocation of Prepayments. All partial prepayments other than pursuant to ss.5.2 shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

SECTION 6. SUBORDINATION OF SERIES A NOTES.

      Section 6.1. Subordination to Senior Indebtedness. From and after the issuance of any Series A Notes, the indebtedness evidenced by the Series A Notes, and any renewals or extensions thereof, shall be wholly subordinate and junior in right of payment to any and all Senior Indebtedness of the Company, whether outstanding at the date of the Series A Notes or incurred after such date, all in the manner and with the force and effect hereafter set forth:

            (a) In the event of any liquidation, dissolution or winding up of the Company, or of any receivership, insolvency, bankruptcy, liquidation, readjustment, reorganization, or other similar proceeding relative to the Company or its property, all principal and interest owing on all Senior Indebtedness shall first be paid in full before any payment is made upon the indebtedness evidenced by the Series A Notes; and in any such event any payment or distribution of any kind or character, whether in cash, property or securities (other than in securities or other evidences of indebtedness, the payment of which is subordinated to the payment of all Senior Indebtedness which may at the time be outstanding) which shall be made upon or in respect of the Series A Notes shall be paid over to the holders of such Senior Indebtedness, pro rata, for application in payment thereof unless and until such Senior Indebtedness shall have been paid or satisfied in full;

            (b) In the event that, pursuant to the terms of this Amendment and Restatement, the Series A Notes are declared or become due and payable because of the occurrence of any Event of Default described in ss.7.1 hereof or otherwise than at the option of the Company, under circumstances when the foregoing clause (a) shall not be applicable, the holders of the Series A Notes shall be entitled to payments only after there shall first have been paid in full all Senior Indebtedness outstanding at the time the Series A Notes so become due and payable because of any such event, or payment


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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      shall have been provided for in a manner satisfactory to the holders of such Senior Indebtedness; and

            (c) During the continuance of any failure in the payment of either principal or interest of any Senior Indebtedness when due, no payment of principal, premium or interest shall be made on the Series A Notes, nor shall any acceleration of the maturity of the Series A Notes pursuant to ss.7.3 hereof by any holder of the Series A Notes be effective unless the maturity of such Senior Indebtedness has been accelerated, if either (i) notice (a "Payment Blockage Notice") of such failure in writing or by telegram has been given to the Company by any holder or holders of any Senior Indebtedness, provided that judicial proceedings shall be commenced with respect to such failure within one hundred eighty (180) days and shall be pending thereafter, or (ii) judicial proceedings shall be pending in respect of such failure. No Payment Blockage Notice shall be effective to preclude any payment on or acceleration of the Series A Notes if either
      (x) any other Payment Blockage Notice shall have been given within the 360-day period ending with the date of such Payment Blockage Notice or (y) an aggregate of three Payment Blockage Notices shall previously have been given. Any Payment Blockage Notice that is given at a time when a previous Payment Blockage Notice is in effect shall be disregarded for all purposes of this Amendment and Restatement, including any determination of the number of Payment Blockage Notices that have been given for purposes of the preceding sentence of this Section. Notwithstanding anything contained in this ss.6.1(c) to the contrary, the holders of the Series A Notes shall have the right during the period from such Payment Blockage Notice to the commencement of judicial proceedings to commence any action or proceeding to (i) preserve any of their rights that would otherwise be extinguished prior to the end of such period, and (ii) prevent a sale or transfer of assets or stock or a merger in contravention of the terms of this Amendment and Restatement (it being understood that, in the case of both clauses (i) and (ii) of this sentence, all Senior Indebtedness of the Company then or thereafter due or declared to be due shall first be paid in full before the holders of the Series A Notes shall be entitled to receive any payment from the Company of principal of, or premium or interest on, the Series A Notes).

      Section 6.2. Proofs of Claim. The holder of each Series A Note undertakes and agrees for the benefit of each holder of Senior Indebtedness to execute, verify, deliver and file any proofs of claim, consents, assignments or other instruments which


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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


any holder of Senior Indebtedness may at any time require in order to prove and realize upon any rights or claims pertaining to the Series A Notes and to effectuate the full benefit of the subordination contained herein; and upon failure of the holder of any Series A Note so to do, any such holder of Senior Indebtedness shall be deemed to be irrevocably appointed the agent and attorney-in-fact of the holder of such Series A Note to execute, verify, deliver and file any such proofs of claim, consents, assignments or other instrument.

      Section 6.3. No Waiver. No right of any holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of the Company or the holders of Senior Indebtedness, or by any noncompliance by the Company with any of the terms, provisions and covenants of the Series A Notes or the Agreement under which they are issued, regardless of any knowledge thereof that any such holder of Senior Indebtedness may have or be otherwise charged with.

      Section 6.4. Rights of Holders of Senior Indebtedness. The Company agrees, for the benefit of the holders of Senior Indebtedness, that in the event that any Series A Note is declared due and payable before its expressed maturity because of the occurrence of a default hereunder, the Company will give prompt notice in writing of such happening to the holders of Senior Indebtedness.

      Section 6.5. Rights of Holders of Series A Notes. The foregoing provisions are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and the holders of the Series A Notes on the other hand, and nothing herein shall impair, as between the Company and the holders of the Series A Notes, the obligation of the Company which is unconditional and absolute, to pay the principal of and accrued interest and premium, if any, on the Series A Notes in accordance with their terms, nor shall anything herein prevent the holders of the Series A Notes from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, subject to the rights of the holders of Senior Indebtedness as herein provided for.

SECTION 7. EVENTS OF DEFAULT AND REMEDIES THEREFOR.

      Section 7.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as the term is used herein:

            (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five days; or

            (b) Default shall occur in the making of any payment of the principal of any Note or the premium thereon at the


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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      expressed or any accelerated maturity date or at any optional or mandatory prepayment date; or

            (c) Default shall be made in the payment of the principal of or interest on any Indebtedness of the Company (other than the Notes) or any Subsidiary aggregating more than $2,000,000, as and when the same shall become due and payable in accordance with its terms (including any optional or required prepayment or redemption) and either (i) as the result of such default such Indebtedness is declared (or, in the case of Subordinated Indebtedness, may be declared) by the holders thereof to be, or becomes in accordance with its terms, due and payable before its stated maturity date or (ii) such default shall continue beyond the longer of 180 days or the period of grace, if any, allowed with respect thereto; or

            (d) The Company shall default in complying with any covenant under any indenture, agreement, or other instrument under which any Indebtedness (other than the Notes) of the Company or any Subsidiary aggregating more than $2,000,000 may be issued and as the result of such default the Indebtedness outstanding thereunder is declared (or, in the case of Subordinated Indebtedness, may be declared) by the holders thereof, to be or becomes, in accordance with its terms, due and payable before its stated maturity date; or

            (e) Default shall occur in the observance or performance of any covenant or agreement contained in ss.4.6 through ss.4.13, and ss.4.15 and ss.4.16 hereof; or

            (f) Default shall occur in the observance or performance of any other provision of this Amendment and Restatement which is not remedied within 30 days after notice thereof to the Company by the holder of any Note; or

            (g) If any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

            (h) The Company or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary causes or suffers an order for relief to be entered with respect to it under applicable Federal bankruptcy law or applies for or consents to the appointment of a custodian, trustee or receiver for the Company or such Subsidiary or for the major part of the property of either; or

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


            (i) A custodian, trustee or receiver is appointed for the Company or any Subsidiary or for the major part of the property of either and is not discharged within 30 days after such appointment; or

            (j) Final judgment or judgments for the payment of money aggregating in excess of $250,000 is or are outstanding against the Company or any Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

            (k) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 60 days after such institution.

      Section 7.2. Notice to Holders. When any Event of Default described in the foregoing ss.7.1 has occurred, or if the holder of any Note or of any other evidence of Indebtedness of the Company gives any notice to the Company or takes any other action known to the Company with respect to a claimed default, the Company agrees to give notice within five Business Days of such event to all holders of the Notes then outstanding, such notice to be in writing and sent by registered or certified mail or by telegram.

      Section 7.3. Acceleration of Maturities. When any Event of Default described in paragraph (a) or (b) of ss.7.1 has happened and is continuing, the holder of any Note may declare such Note due and payable. When any Event of Default described in paragraphs (c) through (g), inclusive, or (j) of said ss.7.1 has happened and is continuing, the holder or holders of 25% or more of the principal amount of Notes at the time outstanding may, by notice in writing sent by registered or certified mail to the Company, declare the entire principal and all interest accrued on all Notes to be due and payable. Upon any such declaration, such Note or Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraphs (h), (i) or (k) of ss.7.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal of and interest accrued on the Notes and, to the extent permitted by law, a premium in the amount which would be payable if the Company then had elected

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


to prepay the Notes at a premium pursuant to ss.5.3. No course of dealing on the part of any Note holder nor any delay or failure on the part of any Note holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all reasonable costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

      Section 7.4. Rescission of Acceleration. The provisions of ss.7.3 are subject to the condition that if the principal of and accrued interest and premium, if any, on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (g), inclusive, or (j), of ss.7.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

            (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Amendment and Restatement;

            (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Amendment and Restatement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under ss.7.3) shall have been duly paid; and

            (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to ss.8.1; and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 8. AMENDMENTS, WAIVERS AND CONSENTS.

      Section 8.1. Consent Required. Any term, covenant, agreement or condition of this Amendment and Restatement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 66-2/3% in aggregate principal amount of the then outstanding Notes; provided that without the written consent of the holders of all Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective (i)

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


which will change the time of payment (including any prepayment required by ss.5.1) of the principal of, or the interest on, any Note or change the principal amount thereof or change the rate of interest or premium thereon, or
(ii) which will change any of the provisions with respect to optional prepayments, or (iii) which will change the percentage of holders of the Notes required to consent to any such amendment, alteration or modification or any of the provisions of ss.6, ss.7 or this ss.8. Each and every holder OF Notes, by acceptance thereof, shall undertake and agree to consider and respond to any request made by the Company with respect to this ss.8 without unreasonable delay.

      Section 8.2. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Notes and upon the Company, whether or not such Notes shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 9. INTERPRETATION OF AGREEMENT; DEFINITIONS.

      Section 9.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

            "Affiliate" shall mean any Person (other than a Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

            "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or by the

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      Company or a Subsidiary to a Wholly-owned Subsidiary, (ii) a disposition of property or assets at fair market value in the ordinary course of business or (iii) a disposition of obsolete assets in the ordinary course of business.

            "Business Day" shall mean any day other than a Saturday or Sunday on which banks and financial institutions are generally open for business in New York, New York.

            "Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

            "Cash Flow", for any fiscal year, means the sum of (i) Consolidated Net Income for such fiscal year and, (ii) to the extent the following deferred charges are deducted in the calculation of Consolidated Net Income, the amortization of customer lists and other deferred charges included in the purchase price in connection with the acquisition of fuel oil distributorships (other than legal, accounting, financing and other transaction charges) and the amortization and depreciation of plant and equipment of the Company and its Subsidiaries for such fiscal year determined on a consolidated basis in accordance with generally accepted accounting principles.

            "Certificate of Designation" shall mean the Certificate of Designation adopted by the Board of Directors of the Company on February 12, 1997, establishing the 1997 Preferred Stock and setting forth the relative rights and preferences thereof.

            The terms "Class A Common Stock", "Class B Common Stock" and "Class C Common Stock" shall each mean the class of equity securities designated as such in the Restated and Amended Articles of Incorporation of the Company.

            "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      such Indebtedness had been incurred on the first day of such period, (B) the discharge of any other indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, and (C) the interest income realized by the Company and its Subsidiaries on the proceeds of such Indebtedness, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the Treasury Rate from the date such proceeds were received through such date of determination, (2) if since the beginning of such period the Company or any Subsidiary will have made any Asset Disposition, EBITDA for such period will be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after suc sale) and (3) if since the beginning of such period the Company or any Subsidiary (by merger or otherwise) will have made an Investment in any Subsidiary (or any person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of the assets of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company; provided, however, that

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      such Officer shall assume (i) the historical sales and gross profit margins associated with such assets for any consecutive 12-month period ended prior to the date of purchase (provided that the first month of such period will be no more than 18 months prior to such date of purchase), less estimated post-acquisition loss of customers (not to be less than 3%) and (ii) other expenses as if such assets had been owned by the Company since the first day of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

            "Consolidated Indebtedness" shall mean Indebtedness of the Company and its Subsidiaries on a consolidated basis as determined in accordance with generally accepted accounting principles.

            "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Subsidiaries, determined on a consolidated basis, including (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest,
      (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Subsidiary under any guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries held by persons other than the Company or a Wholly-owned Subsidiary, (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan to pay interest or fees to any person (other than the Company) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Company (but excluding interest expense associated with the accretion of principal on a non-interest bearing or other discount security) and (x) to the extent not already included in Consolidated Interest Expense, the interest expense attributable to Indebtedness of another person that is guaranteed by the Company or any of its Subsidiaries, less interest income (exclusive of deferred financing fees) of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that Consolidated Interest Expense shall

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      include such interest as may be paid by the Company or any Subsidiary to Star Gas only to the extent the amount of such interest paid during any period exceeds the dividends or other distributions on the Capital Stock of Star Gas distributed to the Company or any Subsidiary during such period.

            "Consolidated Net Income" of a person, for any period, means the aggregate of the Net Income of such person and its Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, provided that (i) the Net Income of any other person (other than a Subsidiary) in which such person has an interest will be included only to the extent of the amount of dividends or distributions paid to such person, (ii) the Net Income of any person acquired by such person in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, (iii) any Net Income of any Subsidiary will be excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to such person, except that (A) such person's equity in the Net Income of any such Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to such person as a dividend or other distribution (subject, in the case of a dividend or other distribution to another subsidiary, to the limitation contained in this clause) and (B) such person's equity in a net loss of any such Subsidiary for such period will be included in determining such Consolidated Net Income, (iv) the cumulative effect of a change in accounting principles will be excluded, and (v) dividends or other distributions on the Capital Stock of Star Gas distributed to the Company or any Subsidiary by Star Gas shall be included in Consolidated Net Income of the Company only to the extent such dividends or other distributions exceed during any period the amount of interest paid to Star Gas by the Company or any Subsidiary during such period.

            "Consolidated Net Worth" means the total consolidated stockholders' equity of the Company and its consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

            "Consolidated Operating Cash Flow", for any period, means the sum of
      (i) Consolidated Net Income for such period and (ii) depreciation and amortization expense of the Company and its Subsidiaries for such period, as determined

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Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      in accordance with generally accepted accounting principles. Consolidated Operating Cash Flow of the Company and its Subsidiaries shall include the sum of the items enumerated in clauses (i) and (ii) above of all persons (and each of their subsidiaries, if any, on a consolidated basis) then or theretofore acquired for the 12 months ended with the most recently completed fiscal quarter for such person. Consolidated Operating Cash Flow of such acquired companies shall be determined on a pro forma basis, assuming (i) historical sales and gross profit margins less estimated post-acquisition loss of customers and (ii) other expenses as if such businesses had been owned by the Company for the twelve months immediately preceding the date of purchase.

            "Consolidated Operating Profit", for any period, means operating profit before depreciation and amortization expense of the Company and its Subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles.

            "Default" shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default as defined in ss.7.1.

            "EBITDA" for any period means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Dispositions), plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash expenses.

            "Effective Date" shall have the meaning set forth in the introductory paragraphs to this Amendment and Restatement.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall also be construed to refer to any successor sections.

            "Exchange Indenture" shall mean the Exchange Debenture Indenture substantially in the form appended as Annex A to the Certificate of Designation.

            "Funded Debt", as applied to any person, means (a) Indebtedness incurred by such person with a stated maturity of more than one year from the date of incurrence; (b) any

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      Indebtedness which, regardless of its term, may be renewed or extended at the option of the obligor to a date more than one year from the date of incurrence; and (c) any Indebtedness which by its terms or pursuant to the agreement under which it is issued, regardless of its term, may be paid with the proceeds of other Indebtedness, which may be incurred pursuant to the terms of such first-mentioned Indebtedness or the agreement under which such first Indebtedness is issued, which other Indebtedness has a stated maturity more than one year from the incurrence of such first-mentioned Indebtedness; excluding in each case (a), (b) and (c) Working Capital Borrowings.

            "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or
      (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Amendment and Restatement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

            "Hedging Obligations" of any person means the obligations of such person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      protect such person against changes in interest rates or foreign exchange rates.

            "Indebtedness" of any Person shall mean (1) any liability of such Person (a) for borrowed money, (b) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets (other than inventory or similar property acquired in the ordinary course of business), including securities, or (c) for the payment of money relating to the lease of any property to the extent capitalized on the consolidated balance sheet of the person in accordance with generally accepted accounting principles; (2) any liability of others described in the preceding clause (1) under Guaranties of such person or which is otherwise its legal liability; and (3) any amendment, renewal, extension or refunding of any such liability.

            "Interest and Preferred Dividend Charges" shall mean, for any period, the sum of (i) net interest expenses of the Company and its Subsidiaries for such period and (ii) dividends payable during such period on the 1989 Preferred Stock and any other series of preferred stock at the time outstanding which is exchangeable at the option of the Company or of the holder of such preferred stock for Indebtedness of the Company (determined on a consolidated basis in accordance with generally accepted accounting principles).

            "Interest and Preferred Dividend Coverage Ratio" shall mean, for any period, the ratio of Consolidated Operating Profit for such period to Interest and Preferred Dividend Charges for such period.

            "Investment" in any person means any loan or advance to, any guarantee of, any acquisition of any Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in such person. Investments will exclude advances to customers and suppliers in the ordinary course of business.

            "1989 Preferred Stock" shall have the meaning set forth therefor in the introductory paragraphs to this Amendment and Restatement.

            "1989 Preferred Stock Purchase Agreements" shall mean the separate Purchase Agreements dated as of August 1, 1989 between the Company and the respective Purchasers named therein, as amended by the First and Second Amendments thereto and as amended and restated by the Third Amendment and Restatement of Purchase Agreements dated as of February 1, 1997 among the Company and the holders of 1989 Preferred

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      Stock named therein, as such Purchase Agreements may be amended, modified or restated.

            "1997 Preferred Stock" shall have the meaning set forth therefor in the introductory paragraphs to this Amendment and Restatement.

            Notwithstanding any provision to the contrary, the term "Notes" means $6,250,000 of the Company's Series A Subordinated Notes due January 15, 2001 ("Series A Notes") and $6,250,000 of the Company's Series B Notes due January 15, 2001 ("Series B Notes").

            "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

            "Officers' Certificate" means a certificate signed by two Officers.

            "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

            "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; provided, however, that Preferred Stock will not include the Company's Class B Common Stock.

            "Public Debentures" shall mean, collectively, the Company's 12-1/4% Subordinated Debentures due 2005, 10-1/8% Subordinated Notes due 2003 and 9-3/8% Subordinated Debentures due 2006.

            "Public Indentures" shall mean, collectively (i) the Indenture dated as of February 9, 1995, the Indenture dated as of April 1, 1993 and the Indenture dated as of February 3, 1994, each as amended through the Effective Date, and each between the Company and Chemical Bank (now Chase Manhattan Bank), as Trustee thereunder, (ii) the Exchange Indenture and
      (iii) any other indenture or other agreement under which the Company may issue Subordinated Indebtedness.

            "Restricted Investment" shall mean any investment, except for (a) investments in Subsidiaries; (b) investments in property and assets to be used in the ordinary course of business of the Company and its Subsidiaries; (c) investments in current assets arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries; (d) advances to and guaranties of loans to employees of the Company and Subsidiaries for expenses incurred in the ordinary course of business; (e)

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      investments in direct obligations of the United States or any instrumentality thereof, (f) investments in certificates of deposit maturing within one year from the date of acquisition thereof issued by a bank organized under the laws of the United States or any state thereof or the District of Columbia, having capital, surplus and undivided profits aggregating at least $100,000,000 whose long-term corporate debt is, at the time of acquisition thereof by the Company (i) in the case of Manufacturers Hanover Trust Company or Chemical Bank, accorded a rating of Baa1 or better by Moody's Investors Service, Inc., or a rating of BBB+ or better by Standard & Poor's Corporation or (ii) in the case of any other such bank, accorded a rating of A or better by Moody's Investors Service, Inc., or A or better by Standard & Poor's Corporation; (g) commercial paper issued by any corporation organized under the laws of the United States or any state thereof, rated in the highest category by Moody's Investors Services, Inc. or Standard & Poor's Corporation, maturing not more than one year from the date of acquisition thereof; (h) investments in bond or brokerage house money market funds and tax-exempt municipal bonds maturing not more than one year from the date of issue and which bear at least a MIG 1 rating; and (i) all amounts which the Company is deemed to have invested in Star Gas as a consequence of the Transaction and the MLP Offering (as such terms are defined in that certain Fourth Amendment dated as of November 28, 1995 among the Company and the Purchasers amending the Note Agreements dated as of January 15, 1991).

            "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

            "Senior Indebtedness" is defined as Indebtedness which the Company is permitted to have outstanding at any time under the provisions of the Agreement, except Indebtedness which by its terms is not superior in right of payment to the Series A Notes. Senior Indebtedness, however, shall not include (a) indebtedness or amounts owed for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services or (b) indebtedness of the Company to a Subsidiary or Affiliate for money borrowed or advances from such Subsidiary or Affiliate. The Company's outstanding Public Debentures will not constitute Senior Indebtedness and will rank pari passu with the Series A Notes.

            "Sevin Group" means the Estate of Malvin P. Sevin and trusts created thereunder, Audrey L. Sevin, Irik P. Sevin, Thomas J. Edelman, Margot Gordon and Phillip Ean Cohen and

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      any trust over which such persons have the sole voting power.

            "Star Gas" shall mean Star Gas Corporation, a Delaware corporation.

            "Subordinated Indebtedness" shall mean all Indebtedness of the Company, other than Senior Indebtedness.

            The term "Subsidiary" means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by the Company, by the Company and a Subsidiary of the Company or by a Subsidiary of the Company or (ii) any other person (other than a corporation) in which the Company, a Subsidiary of the Company or the Company and a Subsidiary of the Company, direct or indirectly, at the date of determination thereof, has at least 50% ownership interest or over which it exercises control; provided, however, that Star Gas, and any Person owned or controlled directly or indirectly by Star Gas, shall not be a Subsidiary.

            "Traber Group" means (i) all the holders of Class C Common Stock of the Company as listed on Schedule II who are not members of the Sevin Group, (ii) any person who is, or concurrently with the transfer of shares to such person becomes, a party to the shareholders agreement among the holders of Class C Common Stock of the Company dated November 25, 1986, as amended and restated through the Effective Date, and (iii) any trust over which persons described in clause (i) or (ii) have sole voting power.

            "Treasury Rate" as of any date of determination means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to such date of determination (or, if such Statistical Release is no longer published, any publicly available source of similar market date)) of one year.

            "2002 Notes" shall have the meaning set forth therefor in the introductory paragraphs to this Amendment and Restatement.

            "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

            "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      issued and outstanding shares of stock (except shares required as directors' qualifying shares) shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

            "Working Capital Borrowings" shall mean, on any date of determination, all Indebtedness of the Company and its Subsidiaries on a consolidated basis incurred to finance current assets, excluding the excess of current liabilities over current assets on such date (determined in accordance with generally accepted accounting principles).

      Section 9.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Amendment and Restatement, the same shall be done in accordance with generally accepted accounting principles, to the extent applicable, except where such principles are inconsistent with the requirements of this Amendment and Restatement.

      Section 9.3. Directly or Indirectly. Where any provision in this Amendment and Restatement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 10. MISCELLANEOUS.

      Section 10.1. Direct Payment. Notwithstanding anything to the contrary in this Amendment and Restatement or the Notes, in the case of any Notes owned by you or your nominee or owned by any other institutional holder which has given written notice to the Company requesting that the provisions of this Section shall apply, the Company will promptly and punctually pay when due all amounts payable with respect to such Notes, without any presentment thereof, directly to you or such subsequent holder at your address set forth in Schedule I hereto or at such other address as you or such subsequent holder may from time to time designate in writing to the Company or, if a bank account is designated for you on Schedule I to this Amendment and Restatement or in any written notice to the Company from you or any such subsequent holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account of yours or of such holder in any bank in the United States as you or any such subsequent holder may from time to time direct in writing.

            The holders of any Notes to which this Section applies agrees that in the event it shall sell or transfer any such Notes it will, prior to the delivery thereof, make a notation thereon

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


of all principal, if any, prepaid on such Notes and the date to which interest has been paid on such Notes.

      With respect to Notes to which this Section applies, the Company shall be entitled to presume conclusively that the holder remains the holder thereof until the Company shall have received notice from such holder of the transfer of such Notes and of the name and address of the transferee, or such Notes shall have been presented to the Company in the manner described in ss.10.2.

      Section 10.2. Registration and Transfers of the Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register"), and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Amendment and Restatement.

            At any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing.

      The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Amendment and Restatement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder.

      Section 10.3. Exchange of Notes. At any time, and from time to time, upon not less than ten days' notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to ss.10.2, this ss.10.3 or ss.10.4, anD, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to the holder, except as set forth below, Notes for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, in the denomination of $100,000 or any amount in excess thereof as such holder shall specify (or such lesser amount as may be necessary to reflect any Note with an outstanding principal amount of less than $100,000), dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, payable to such Person or Persons, or order, as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


imposed upon such exchange or transfer. Notwithstanding the foregoing, Series A Notes may be exchanged only for other Series A Notes and Series B Notes may be exchanged only for other Series B Notes.

      Section 10.4. Loss, Theft, etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the initial Purchaser or any subsequent institutional holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company. Notwithstanding the foregoing, Series A Notes will be replaced only by Series A Notes and Series B Notes will be replaced only by other Series B Notes.

      Section 10.5. Repurchase of Notes. Except as specifically provided herein or in the Restated Articles, neither the Company nor any Subsidiary or Affiliate, directly or indirectly, may repurchase, or make any offer to repurchase, any Notes unless the offer has been made to repurchase such Notes, pro rata, from all holders thereof at the same time and upon the same terms. In case the Company repurchases any Notes, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor.

      Section 10.6. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your out-of-pocket expenses in connection with the preparation, execution and delivery of this Amendment and Restatement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, your special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate and all such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Amendment and Restatement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by the Original Note Agreement or this Amendment and Restatement.

      Section 10.7. Notices. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed by registered or certified mail or air express courier, addressed to you at your address appearing on Schedule I hereto or such other address as you or the subsequent holder of Notes may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or air express courier to the Company at Post Office Box 1457, Stamford, Connecticut 06904, Attention: President or to such other address as the Company may in writing designate to you or to a subsequent holder of the Notes.

      Section 10.8. Agreement to Amend Public Indentures. In the event the Company shall at any time seek an amendment, waiver or consent from the holders of any Public Debentures, in connection therewith it will use its best efforts to cause the definition of the term "Designated Senior Debt" in the Public Indenture under which such Public Debentures are issued to be amended to conform with the definition of such term contained in the Exchange Indenture.

      Section 10.9. Successors and Assigns. This Amendment and Restatement shall be binding upon each of the parties hereto and its respective successors and assigns and shall inure to its benefit and to the benefit of its successors and assigns, including each successive holder or holders of any Notes and to the benefit of the Company and its successor and assigns.

      Section 10.10. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Effective Date, shall survive the closings and the delivery of this Amendment and Restatement.

      Section 10.11. Severability. Should any part of this Amendment and Restatement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Amendment and Restatement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Amendment and Restatement without

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


including therein any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

      Section 10.12. Governing Law. This Amendment and Restatement and the Notes outstanding hereunder shall be governed by and construed in accordance with New York law.

      Section 10.13. Captions. The descriptive headings of the various Sections or parts of this Amendment and Restatement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

      Section 10.14. Reproduction of Documents. This Amendment and Restatement and all documents relating thereto, including without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by you at the Closing of your purchase of the Notes (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as an original in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                                   ARTICLE II

                           AMENDMENTS TO SCHEDULE AND
                       EXHIBITS TO EXISTING NOTE AGREEMENT

      Schedules I and II and Exhibits A through E of the Existing Note Agreement are hereby amended in their entirety so that the same shall henceforth read as provided in Schedule I and II and Exhibits A (Exhibits A-1 and A-2) through Exhibit E attached hereto.

                                   ARTICLE III

                                  MISCELLANEOUS

      Section 3.1. Ratification of Existing Note Agreement. Except as amended and restated herein, the terms and provisions of the Existing Note Agreement and the Notes are hereby ratified, confirmed and approved in all respects.

      Section 3.2. Counterparts. This Amendment and Restatement may be executed in any number of counterparts, each executed counterpart constituting an original but altogether one and the same instrument.

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      Section 3.3. Fees and Expenses. The Company agrees to pay all reasonable fees and expenses of you and your special counsel connection with the preparation of this Amendment and Restatement.

      Section 3.4. References to Original Note Agreement. Any and all notices, requests, certificates and any other instruments, including the Notes, may refer to the Original Note Agreement or the Existing Note Agreement or the Note Agreement dated as of January 15, 1991 without making specific reference to this Amendment and Restatement, but nevertheless all such references shall be deemed to include this Amendment and Restatement unless the context shall otherwise require.

      Section 3.5. Governing Law. This Amendment and Restatement shall be construed in accordance with and governed by the laws of the State of New York.

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


      Upon the acceptance of this Amendment and Restatement by you, this agreement shall become effective and the Existing Note Agreement shall be amended and restated as herein set forth, such amendment to be effective as of the Effective Date.

                                       PETROLEUM HEAT AND POWER CO.,
                                          INC.

                                       By
                                          Its

Accepted as of the date first above written.

                                       CONNECTICUT GENERAL LIFE INSURANCE
                                         COMPANY

                                       By CIGNA Investments, Inc.

                                       By
                                           Its

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


                                   SCHEDULE I
                                Name and Address
                                    of Holder
                                Outstanding Notes
                             ----------------------


CONNECTICUT GENERAL LIFE

     Series A Notes
     Series B Notes

INSURANCE COMPANY

     $6,250,000 (original)
     $6,250,000 (original)

c/o CIGNA Investments, Inc.

     $4,150,000 (current)
     $4,150,000 (current)

900 Cottage Grove Road
Hartford, Connecticut
06152-2307

Attention:  Private
Securities Division, S-307

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds to:

     Chase Manhattan Bank, N.A.
     FED ABA #021000021
     Chase NYC/CTR/
     BNF=CIGNA Private Placements/
     AC=9009001802
     OBI=Petroleum Heat and Oil Co.,
     PPN: [716600 C* 0 for Subordinated Notes and 716600 G* 6 for Senior Notes], 14.10% Subordinated Notes or 14.10% Senior Notes, as the case may be, the amount of interest and/or principal, the amount of any prepayment, the payable date, contact name and telephone number

Notices

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


All notices and communications, except notice with respect to payment, and written confirmation of each such payment, to be addressed:

     CIG & Co.
     c/o CIGNA Investments, Inc.
     900 Cottage Grove Road
     Hartford, Connecticut  06152-2307

     Attention:  Private Securities Division, S-307
     Notices with respect to payment, and written confirmation of each such payment, to be addressed:

     CIG & Co.
     c/o CIGNA Investments, Inc.
     900 Cottage Grove Road
     Hartford, Connecticut  06152-2309
     Attention:  Securities Processing, S-309

Copies of all notices with respect to payment and written confirmation of each such payment also to be addressed to:

     Chase Manhattan Bank, N.A.
     Private Placement Servicing
     P.O. Box 5
     Attn:  CIGNA Private Placements
     Bowling Green Station
     New York, New York  10275-0072

Name of Nominee in which Certificates or Notes are to be issued: CIG & Co.

Petroleum Heat and Power Co., Inc. Sixth Amendment and Restatement


                        OWNERS OF BENEFICIAL INTEREST OF
                         COMPANY'S CLASS C COMMON STOCK

        SHAREHOLDER                                        NUMBER OF SHARES

Phillip Ean Cohen                                               113,423
Thomas J. Edelman                                               129,019
Margot Gordon                                                    75,615
Irik P. Sevin                                                   201,641
Audrey L. Sevin                                                 477,716
Jorg Bennemann                                                    4,000
Brentwood Corp.                                                 120,985
Albert Bull                                                      25,400
Gabes S.A.                                                      124,314
Barcel Corporation                                              151,231
Hubertus Langen                                                   9,038
Tortosa GmbH                                                    298,717
Minneford Corp.                                                  12,000
Fernando Montero                                                 35,287
Mortimer Corp.                                                   63,013
Richard O'Connell                                               302,461
Wolfgang Traber                                                   9,038
M.M. Warburg & Co.                                               31,808
Max Warburg                                                      38,481
Ravenna Financial Corp.                                          15,123
Eduardo G. Mestre                                                15,123
Wrinston Financial, S.A.                                         30,246
Altama Financiera, S.A.                                          15,123
Hanseatic Corporation                                           298,717

                            PETROLEUM HEAT AND POWER
                                    CO., INC.
                               14.10% Subordinated
                                      Note
                              Due January 15, 2001
                                PPN: 716600 C* 0
No. R-                                                     _____________, ______


     PETROLEUM HEAT AND POWER CO., INC., a Minnesota corporation (the "Company"), for value received, hereby promises to pay to _____________________ or registered assigns, on the fifteenth day of January, 2001 the principal amount of _____________________________________ DOLLARS ($___________) and to
pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 14.10% per annum from the date hereof until maturity, payable quarterly on the fifteenth day of each April, July, October and January in each year commencing on the first such date after the date of issue hereof, and at maturity. The Company agrees to pay interest on overdue principal and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 16.10% per annum after due, whether by acceleration or otherwise, until paid. The principal hereof and interest hereon and premium, if any, are payable at the principal office of the Company in Stamford, Connecticut in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

     This Note is one of the Subordinated Notes of the Company in the aggregate principal amount not to exceed $6,250,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement dated as of January 15, 1991, entered into by the Company with the original purchaser therein referred to, as amended pursuant to the First, Second, Third, Fourth and Fifth Amendments thereto and as amended and restated pursuant to the Sixth Amendment and Restatement of Note Agreement dated as of February 1, 1997 (as so amended and restated, the "Note Agreement"), and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits and security provided for thereby or referred to therein, to which Note Agreement reference is hereby made for the statement thereof.

     This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

     The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 5 of the Note Agreement.

     This Note and the indebtedness evidenced hereby is and shall at all times be and remain junior and subordinate in right of payment to any and all Senior Indebtedness of the Company as defined in the Note Agreement, all to the extent more fully set forth in said Note Agreement.

     This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

                                       PETROLEUM HEAT AND POWER CO.,
                                          INC.


                                       By
                                          Its

                            PETROLEUM HEAT AND POWER
                                    CO., INC.
                               14.10% Senior Note
                              Due January 15, 2001
                                PPN: 716600 G* 6
No. R-                                                      ____________, ______


     PETROLEUM HEAT AND POWER CO., INC., a Minnesota corporation (the "Company"), for value received, hereby promises to pay to _____________________ or registered assigns, on the fifteenth day of January, 2001 the principal amount of ______________ DOLLARS ($___________) and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 14.10% per annum from the date hereof until maturity, payable quarterly on the fifteenth day of each April, July, October and January in each year commencing on the first such date after the date of issue hereof, and at maturity. The Company agrees to pay interest on overdue principal and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 16.10% per annum after due, whether by acceleration or otherwise, until paid. The principal hereof and interest hereon and premium, if any, are payable at the principal office of the Company in Stamford, Connecticut in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

     This Note is one of the Senior Notes of the Company in the aggregate principal amount not to exceed $6,250,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement dated as of January 15, 1991, entered into by the Company with the original purchaser therein referred to, as amended pursuant to the First, Second, Third, Fourth and Fifth Amendments thereto and as amended and restated pursuant to the Sixth Amendment and Restatement of Note Agreement dated as of February 1, 1997 (as so amended and restated, the "Note Agreement"), and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits and security provided for thereby or referred to therein, to which Note Agreement reference is hereby made for the statement thereof.

     This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

     The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 5 of the Note Agreement.

     This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

                                       PETROLEUM HEAT AND POWER CO.,
                                          INC.


                                       By
                                          Its

                           DESCRIPTION OF CHAPMAN AND
                                    CUTLER'S

                                 CLOSING OPINION

     The closing opinion of Chapman and Cutler, special counsel to the Noteholder, called for by ss.3.2 of the Note Agreement, shall be dated the Effective Date and addressed to the Noteholder, shall be satisfactory in form and substance to the Noteholder and shall be to the effect that:

     (1) The Company is a corporation, duly organized and existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to enter into and perform the Amendment and Restatement; and

     (2) The Amendment and Restatement has been duly authorized, executed and delivered by the Company and all provisions of the Amendment and Restatement constitute the legal, valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except as such terms may be limited by bankruptcy, insolvency or similar laws and legal and equitable principles affecting or limiting the enforcement of creditors' rights generally.

     The opinion of Chapman and Cutler shall also state that the opinions of Phillips Nizer Benjamin Krim & Ballon LLP called for by ss.3.2 are satisfactory in scope and form to Chapman and Cutler and that, in their opinion, the Noteholder is justified in relying thereon and shall cover such other matters as the Noteholder may reasonably request. With respect to matters of fact upon which such opinion is based, Chapman and Cutler may rely on appropriate certificates of public officials and officers of the Company.

                             DESCRIPTION OF COMPANY
                                    COUNSEL'S

                                 CLOSING OPINION

     The closing opinion of Phillips Nizer Benjamin Krim & Ballon LLP, which is called for by ss.3.2 of the Agreement, shall be dated the Effective Date and addressed to the Noteholder, shall be satisfactory in form and substance to the Noteholder, and shall cover the matters referred to in paragraphs 1 and 2 of Exhibit B and shall be to the effect that:

     (1) The execution, delivery and performance by the Company of the Amendment and Restatement do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any lien or encumbrance upon any of the property of the Company pursuant to the provisions of the Restated and Amended Articles of Incorporation or By-laws of the Company or any agreement or other instrument known to such counsel after due investigation to which the Company is a party or by which the Company may be bound;

     (2) Each Subsidiary is a corporation duly organized, legally existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary and all of the issued and outstanding shares of capital stock of each such Subsidiary have been duly issued, are fully paid and non-assessable and are owned by the Company, and/or by one or more wholly-owned Subsidiaries;

     (3) The Company has full power and authority and is duly authorized to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary and all of the issued and outstanding shares of capital stock of the Company have been duly issued, are fully paid and non-assessable;

     (4) The 1997 Preferred Stock when issued by the Company will be duly and validly issued, fully paid and non-assessable; and

     (5) No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal, state or local, is necessary in connection with the execution and delivery of the Amendment and Restatement.

     With respect to matters of fact on which the opinion of Phillips Nizer Benjamin Krim & Ballon LLP is based, such counsel may rely on appropriate certificates of public officials and officers of the Company.

SUBSIDIARIES OF THE COMPANY

     1. SUBSIDIARIES:

                                                          PERCENTAGE OF VOTING
                                                          STOCK OWNED BY COMPANY
                                    JURISDICTION OF       AND EACH OTHER
      NAME OF SUBSIDIARY            INCORPORATION         SUBSIDIARY

A. P. Woodson Company               Washington, D.C.              100%
C.B.W. Realty Corp. of              Connecticut                   100%
Connecticut
Marex Corporation                   Maryland                      100%
Maxwhale Corp.                      Minnesota                     100%
Ocennet Fuel Oil Corp.              Connecticut                   100%
Ortep of Connecticut, Inc.          Connecticut                   100%
Ortep of New Jersey, Inc.           New Jersey                    100%
Ortep of Pennsylvania, Inc.         Pennsylvania                  100%
Ortep of Staten Island, Inc.        New York                      100%
Petro/Crystal Corp.                 New York                      100%
Petro, Inc.                         Delaware                      100%
Public Fuel Services Co., Inc.      New York                      100%
Reliance Utilities Corp.            New York                      100%

                         DESCRIPTION OF DEBT AND LEASES

1. Current Debt of the Company and its Subsidiaries outstanding as of January 31, 1997 is as follows:

     Current portion of 14.10% Subordinated                  $ 1,050,000
     Notes
     Current portion of 14.10% Senior Notes`                   1,050,000
     Current portion of other Long-Term Debt                     947,000
     Working capital borrowings                               35,000,000
                                                             -----------
                                                             $38,047,000
                                                             ===========

2. Funded Debt of the Company and its Subsidiaries outstanding as of January 31, 1997 is as follows:

     Senior and Subordinated Notes due                      $ 60,000,000
     10/01/1998
     14.10% Senior and Subordinated Notes                      6,200,000
     10.125% Subordinated Notes                               50,000,000
     9-3/8% Subordinated Debentures                           75,000,000
     12-1/4% Subordinated Debentures                          81,250,000
     Other Long-Term Notes                                    16,687,000
                                                            ------------
                                                            $289,137,000

3. Long-Term Leases of the Company and its Subsidiaries outstanding as of January 31, 1997 are as follows:

     Leased Facilities                                      $ 22,500,000

4. Capitalized Leases of the Company and its Subsidiaries outstanding as of January 31, 1997 are as follows:

     None.

                         PETROLEUM HEAT AND POWER, INC.
                                 SIXTH AMENDMENT

                               CLOSING CERTIFICATE

Connecticut General Life
  Insurance Company
c/o CIGNA Investments, Inc.
Hartford, Connecticut

     This certificate is delivered in compliance with the requirements of the Sixth Amendment and Restatement of Note Agreement dated as of February 1, 1997 (the "Sixth Amendment and Restatement") entered into by the undersigned, Petroleum Heat and Power, Inc., a Minnesota corporation (the "Company"), with you, as a condition and concurrently with the effectuation on the date hereof of the Sixth Amendment and Restatement. Capitalized terms used herein shall have the same meanings as in the Sixth Amendment and Restatement.

     The undersigned represents and warrants to each of you as follows:

          1. The undersigned is the duly elected, qualified and acting ______________ of the Company and is familiar with the operations, records and affairs of the Company;

          2. The representations and warranties of the Company set forth in
     Section 2 of the Sixth Amendment and Restatement are true and correct on and with respect to the date hereof;

          3. The Company has performed all of its obligations under the Sixth Amendment and Restatement which are to be performed on or prior to the date hereof;

          4. No Default or Event of Default has occurred and is continuing;

          5. Each of the Proposed Transactions have been consummated as contemplated by Section 3.5 of the Sixth Amendment and Restatement; and

          6. As of the date hereof, the 1997 Preferred Stock has been duly and validly issued and is fully paid and non-assessable.

     Dated: February ____, 1997

                                       PETROLEUM HEAT AND POWER, INC.



                                       By

                                         Its _____________________


                                       -2-